Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports Third-Quarter 2011 Results

SAN JOSE, Calif., October 20, 2011 —Cypress Semiconductor Corp. (NASDAQ: CY) today announced third-quarter 2011 results, which included the following highlights and remarks from its president and CEO, T.J. Rodgers.

•	Q3 EPS exceeded Street estimates

•	Achieved highest level of non-GAAP net income since 2000

•	Q3 cash flow from operations totaled $106.1 million, a 38% sequential increase

•	Repurchased 18.3 million shares in Q3; initiated a new $400 million repurchase program

•	Introduced industry-leading TrueTouch® Gen4 Touchscreen solution; seeing rapid customer adoption

Fellow shareholders:

Our revenue and earnings for the quarter are given below, compared with the prior-quarter and prior-year results:

	NON-GAAP			GAAP
	Q3 2011	Q2 2011	Q3 2010	Q3 2011	Q2 2011	Q3 2010

Revenue	$264,743	$254,978	$231,923	$264,743	$254,978	$231,923

Gross margin	57.9%	57.2%	60.4%	56.3%	54.5%	58.1%

Pretax margin	26.8%	24.8%	25.7%	16.6%	10.3%	15.6%

Net income	$69,237	$62,993	$53,486	$39,981	$40,823	$34,373

Diluted EPS	$0.37	$0.32	$0.28	$0.22	$0.21	$0.18

(In thousands, except per-share data)

After posting revenue growth well above seasonal rates in Q2, we were pleased with 4% sequential growth in Q3, despite the challenging macroeconomic environment. Nonetheless, that growth was at the low end of our guidance due to weakness in the distribution channel during the last weeks of the quarter. Our Consumer and Computation Division (CCD), which includes our PSoC family of products, remained our largest division with 54% of revenue and 55% year-on-year growth. CCD growth in turn came from mobile handsets, our largest end market, which increased 158% year-over-year, driven by our broad, PSoC-powered TrueTouch product portfolio.

Our non-GAAP1 net income of $69 million grew 10% sequentially to its highest level since 2000 and at a rate 2.5x faster than revenue growth, due to our ongoing focus on driving operating leverage and cash flow.

Due to a combination of macroeconomic concerns, customer-specific issues, a decrease in distributor bookings, and our lowest lead times in years, we saw a large decrease in backlog and bookings in all divisions during the quarter. Our book-to-bill of 0.61 in Q3’11 was below our seasonal average; for example, our Q3’10 book-to-bill ratio was 0.83.

We were 84% booked entering Q4, but we expect revenue to decline by more than the seasonal average due to limited visibility and continued market uncertainty. Said another way, a typically weak Q4 will be somewhat weaker in this environment. Nonetheless, we remain pleased with customer acceptance of our strong and diverse product portfolio and the resulting design-win momentum. We still expect to end the year with our revenue growing at over twice the industry average and our profit growing even faster.

BUSINESS REVIEW

+ Our non-GAAP1 consolidated gross margin for the third quarter was 57.9%, up 0.7 percentage points from the previous quarter due mainly to product mix and factory absorption. Our GAAP third-quarter consolidated gross margin was 56.3%.

+ Our net inventory dollars and days of inventory increased slightly in the quarter mainly due to distributors slowing orders.

+ Cash and investments for the third quarter totaled $148 million, a decrease of $230 million from the prior quarter. During the quarter we repurchased 18.3 million shares of common stock (10.7% of Q2 outstanding shares) for $317.2 million. This repurchase completed our $600 million repurchase program during which we bought back 32.6 million shares over twelve months. Cypress’s board of directors approved a new $400 million stock repurchase program on September 20, 2011.

Our divisional revenue and gross margins are detailed below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

October 2, 2011

				Core	Emerging
	CCD[2]	DCD[2]	MPD[2]	Semi[4]	Tech.[3]	Consolidated
REVENUE ($M)	142.1	23.6	92.5	258.2	6.5	264.7
Percentage of total revenues	53.7%	8.9%	34.9%	97.6%	2.4%	100.0%

GROSS MARGIN (%)
On a GAAP basis	56.4%	64.8%	56.3%	57.1%	22.8%	56.3%
On a non-GAAP[1] basis	58.0%	66.5%	57.9%	58.8%	24.4%	57.9%

THREE MONTHS ENDED

July 3, 2011

				Core	Emerging
	CCD[2]	DCD[2]	MPD[2]	Semi[4]	Tech.[3]	Consolidated
REVENUE ($M)	131.0	26.3	87.2	244.5	10.5	255.0
Percentage of total revenues	51.4%	10.3%	34.2%	95.9%	4.1%	100.0%

GROSS MARGIN (%)
On a GAAP basis	55.4%	62.4%	53.9%	55.6%	29.2%	54.5%
On a non-GAAP[1] basis	58.0%	65.1%	56.5%	58.2%	31.8%	57.2%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.

2.	CCD – Consumer and Computation Division; DCD—Data Communications Division; MPD—Memory Products Division.

3.	“Emerging Technology” – Businesses outside our core semiconductor businesses outlined in footnote 4. Includes subsidiaries Cypress Envirosystems and AgigA Tech, as well as the ONS (Optical Navigation System) Business Unit, the China Business Unit and our foundry-support business.

4.	“Core Semiconductor” – Includes CCD, DCD and MPD and excludes “Emerging Technology.”

THIRD-QUARTER 2011 HIGHLIGHTS

+ Cypress introduced its new Gen4 family of TrueTouch touchscreen controllers. Gen4 delivers industry-best performance in all measurable categories, including the world’s best Signal-to-Noise Ratio (SNR) and unparalleled performance in the presence of noise sources—the biggest challenge faced in touchscreen designs. It is the first and only commercially available touchscreen chip that directly drives the touch panel at 10V, 3x to 4x higher than the drive voltage on competing products. This feature allows Cypress to offer an SNR of 3x to 4x that of the next-closest competitor. The Gen4 family further raises the SNR bar as the first touchscreen device family to completely eliminate display noise in hardware. Gen4’s patent-pending Display Armor™ feature offers unprecedented immunity to noise from every type of display, enabling manufacturers to get rid of air gaps and shields in displays to produce thinner, sleeker cell phone designs.

+ Cypress introduced PSoC Creator™ 2.0, the second-generation of its successful integrated design environment for the PSoC 3 and PSoC 5 programmable system-on-chip families. The software now interoperates with the Keil µVision® 4, an industry-leading firmware development tool. PSoC Creator 2.0 also adds 11 new, preconfigured peripheral components that can easily be dropped into designs. PSoC Creator 2.0 is available to select customers through the Cypress Design Community (www.cypress.com/go/community).

+ Acer selected Cypress’s TrueTouch multitouch solution for large touchscreens to drive the displays on the Acer Iconia™ Tab A100. The Tab A100 is the industry’s first seven-inch tablet based on the Android™ Honeycomb platform.

+ Cypress’s announced that its TrueTouch controllers drive touchscreens in the DragonBoard development platform, based on Qualcomm’s dual-core Snapdragon™ APQ8060 processor. The new Android platform for smartphone/tablet application development and testing comes with either a 10.1-inch touchscreen driven by Cypress’s CY8CTMA884 TrueTouch chip, or a four-inch screen driven by Cypress’s CY8CTMA340 TrueTouch chip.

+ Cypress announced a CapSense Express solution that enables designers to implement capacitive matrix button keypad systems of up to 4 x 4 buttons without having to write firmware or learn new software tools. The CY8CMBR2016 leverages Cypress’s revolutionary SmartSense™ Auto-tuning algorithm, which eliminates the requirement for system tuning and is the only solution that adjusts to environmental conditions in real time.

+ Cypress introduced the PSoC 3 CapSense Plus Design Kit (CY8CKIT-031) for buttons, sliders, touchpads, and proximity sensing. The kit leverages two Cypress products, the PSoC 3 programmable system-on-chip and the CapSense capacitive touch-sensing solution, combining capacitive sensing and system control in a single solution.

+ Cypress introduced its next-generation 2.4-GHz WirelessUSB™ radio-system-on-a-chip, a low-power solution for wireless keyboards, mice, remote controls and other human interface devices. The new WirelessUSB NL product (CYRF8935) extends battery life with standby current of less than 1 uA.

+ Altera selected Cypress’s Quad Data Rate™ II (QDR® II) and QDR II+ SRAMs for its new Stratix® V GX FPGA reference design. Cypress QDR SRAMs enable the reference design to deliver line rates up to 100 Gbps. The Stratix V GX FPGA family addresses high-bandwidth applications such as networking line cards, advanced LTE basestations, high-end RF cards and military radar.

+ Cypress announced plans to expand its investment in the development and manufacturing of next-generation, high-performance synchronous SRAMs for high-speed networking equipment. The company will extend the Quad Data Rate (QDR) architecture with new products in 2012, and it recently completed a major capacity expansion with a foundry partner that triples capacity for its advanced 65-nm SRAM products with very low lead-times. Cypress is also expanding its patented Autoline packaging and test capability. These investments are consistent with the company’s long-term product strategy and come amid reports from several customers that Samsung Semiconductor will “end of life” its synchronous SRAM products by the end of next year.

+ Cypress introduced the industry’s first 128-Mbit, 64-Mbit and 32-Mbit MoBL® (More Battery Life) Asynchronous SRAMs with 32-bit bus widths. The new, wider MoBL SRAMs, which target telecommunications, computing, consumer, medical and military applications, enable higher system performance when interfacing with DSPs, FPGAs or microprocessors of the same bus width.

+ Cypress and United Microelectronics Corporation (UMC), a leading global semiconductor foundry, announced that they have produced working silicon on a new, 65-nanometer SONOS (Silicon Oxide Nitride Oxide Silicon) technology for embedded Flash memory. UMC will manufacture next-generation PSoC programmable system-on-chip solutions on the new process, along with nvSRAMs and other Cypress products. UMC will make this technology available to other companies under a licensing agreement with Cypress.

+ Cypress’s board of directors approved a third-quarter 2011 cash dividend of $0.09 per share, payable to holders of record of the Company’s common stock at the close of business on October 6, 2011. This dividend will be paid on October 20, 2011.

+ Cypress announced that semiconductor industry veteran, Kazuyoshi “Kazu” Yamada, has joined Cypress Japan as Vice President, Japan Strategic Accounts. Yamada served in senior leadership roles at NEC’s semiconductor group and at Renesas for more than 33 years. Most recently, he was senior vice president of the $3.6 billion System-on-Chip business unit at Renesas with profit and loss responsibility.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the remainder of fiscal year 2011 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the strength, growth and diversity of our proprietary and programmable products as evidenced by design wins, including our TrueTouch and PSoC product families, our expectations regarding our Q411 revenue, our expectations regarding our year end revenue and profits as compared against the industry average, our product features, our backlog and Q4 bookings, and our focus on operating leverage and cash flow Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, the uncertainty, seasonality and our visibility into the markets we serve, whether our products perform as expected, whether the demand for our proprietary and programmable products, including our TrueTouch and PSoC products, is fully realized, whether our product and design wins result in increased sales, the actions of our competitors and customers, our ability to manage our business to have strong earnings and cash flow leverage, factory utilization, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, CapSense, PowerPSoC, Display Armor, West Bridge, EZ-USB, TrueTouch and QDR are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, TrueTouch, SmartSense, Charger Armor, wireless USB, Quad Data Rate, and PSoC Creator are trademarks of Cypress Semiconductor Corp. Keil uVision is a trademark of ARM Limited. Snapdragon is a trademark of Qualcomm. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 2,	January 2,
	2011	2011
ASSETS
Cash, cash equivalents and short-term investments (a)	$129,086	$434,261
Accounts receivable, net	133,924	117,726
Inventories, net (b)	111,601	101,763
Property, plant and equipment, net	295,322	260,122
Goodwill and other intangible assets, net	41,233	44,335
Other assets	133,457	114,594

Total assets	$844,623	$1,072,801

LIABILITIES AND EQUITY
Accounts payable	$80,826	$59,817
Deferred income	169,063	131,757
Income tax liabilities	52,829	65,461
Other accrued liabilities	137,777	112,873

Total liabilities	440,495	369,908
Total Cypress stockholders’ equity	406,274	704,436
Noncontrolling interest	(2,146)	(1,543)

Total equity	404,128	702,893

Total liabilities and equity	$844,623	$1,072,801

(a)	Cash, cash equivalents and short-term investments do not include $19 million and $24 million of auction rate securities which are classified as long-term investments in "Other assets" as of October 2, 2011 and January 2, 2011, respectively.

(b)	Net inventories include $5 million and $6 million of capitalized inventories related to stock compensation expense, as of October 2, 2011 and January 2, 2011, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	October 2,	July 3,	October 3,
	2011	2011	2010
Revenues	$264,743	$254,978	$231,923
Cost of revenues	115,789	115,958	97,241

Gross margin (a)	148,954	139,020	134,682
Operating expenses:
Research and development (a)	46,266	49,278	45,753
Selling, general and administrative (a)	55,453	58,482	54,384
Amortization of acquisition-related intangibles	731	731	717
Restructuring charges	871	3,798	3,103

Total operating expenses, net	103,321	112,289	103,957

Operating income	45,633	26,731	30,725
Interest and other income, net (a)	(1,595)	(341)	5,357

Income before income taxes	44,038	26,390	36,082
Income tax provision	4,057	(14,433)	1,709

Income, net of taxes	39,981	40,823	34,373
Noncontrolling interest, net of taxes	(238)	(181)	(145)

Net income	39,743	40,642	34,228
Less: net loss attributable to noncontrolling interest	238	181	145

Net income attributable to Cypress	$39,981	$40,823	$34,373

Net income per share attributable to Cypress:
Basic	$0.24	$0.24	$0.22
Diluted	$0.22	$0.21	$0.18
Shares used in net income (loss) per share calculation:
Basic	163,867	168,723	158,901
Diluted	183,282	192,276	186,718

(a) Includes the following credit (expense) related to Cypress’s deferred compensation plan:
Gross margin	$560	$2	$(327)
Research and development	$1,204	$(57)	$(738)
Selling, general and administrative	$2,464	$3	$(1,457)
Interest and other income, net	$(4,347)	$6	$2,305

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended October 2, 2011
					Emerging
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Technologies (d)	Consolidated
GAAP gross margin	$80,110	$15,326	$52,049	$147,485	$1,469	$148,954
Stock-based compensation expense	2,685	447	1,748	4,880	122	5,002
Changes in value of deferred compensation plan (e)	(300)	(50)	(196)	(546)	(14)	(560)

Non-GAAP gross margin	$82,495	$15,723	$53,601	$151,819	$1,577	$153,396

	Three Months Ended July 3, 2011
					Emerging
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Technologies (d)	Consolidated
GAAP gross margin	$72,574	$16,393	$47,002	$135,969	$3,051	$139,020
Stock-based compensation expense	3,450	691	2,297	6,438	276	6,714
Changes in value of deferred compensation plan (e)	(1)	—	(1)	(2)	—	(2)

Non-GAAP gross margin	$76,023	$17,084	$49,298	$142,405	$3,327	$145,732

	Three Months Ended October 3, 2010
					Emerging
	CCD (b)	DCD (b)	MPD (b)	Core Semi (c)	Technologies (d)	Consolidated
GAAP gross margin	$54,270	$20,726	$57,852	$132,848	$1,834	$134,682
Stock-based compensation expense	1,990	627	2,275	4,892	132	5,024
Changes in value of deferred compensation plan (e)	131	39	147	317	10	327

Non-GAAP gross margin	$56,391	$21,392	$60,274	$138,057	$1,976	$140,033

(a)	Please refer to the accompanying "Notes to Non-GAAP Financial Measures" for a detailed discussion of management's use of non-GAAP financial measures.
(b)	CCD—Consumer and Computation Division; DCD—Data Communications Division; MPD—Memory Product Division.

(c)	“Core Semi” – Includes CCD, DCD and MPD divisions and excludes “Emerging Technologies.”

(d)	“Emerging Technologies” – Activities outside our core semiconductor businesses outlined in footnote (c). Includes wholly owned subsidiaries Cypress Envirosystems, AgigA Tech and other.

(e)	Consistent with current presentation, all prior periods have been recast to reflect changes in deferred compensation plan as a Non-GAAP adjustment.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	October 2,	July 3,	October 3,
	2011	2011	2010
GAAP research and development expenses	$46,266	$49,278	$45,753
Stock-based compensation expense	(5,894)	(6,941)	(5,332)
Changes in value of deferred compensation plan (b)	1,204	(57)	(738)

Non-GAAP research and development expenses	$41,576	$42,280	$39,683

GAAP selling, general and administrative expenses	$55,453	$58,482	$54,384
Stock-based compensation expense	(13,939)	(16,085)	(11,568)
Acquisition-related expense	—	—	5
Changes in value of deferred compensation plan (b)	2,464	3	(1,457)
Loss on sale of asset	—	(1,901)	—
Impairment of assets	(1,982)	178	—

Non-GAAP selling, general and administrative expenses	$41,996	$40,677	$41,364

GAAP operating income	$45,633	$26,731	$30,725
Stock-based compensation expense	24,835	29,740	21,924
Acquisition-related expense	731	731	712
Changes in value of deferred compensation plan (b)	(4,228)	52	2,523
Restructuring charges	871	3,798	3,103
Loss on sale of asset	—	1,901	—
Impairment of assets and other	1,982	(178)	—

Non-GAAP operating income	$69,824	$62,775	$58,987

GAAP net income attributable to Cypress	$39,981	$40,823	$34,373
Stock-based compensation expense	24,835	29,740	21,924
Acquisition-related expense	731	731	712
Changes in value of deferred compensation plan (b)	119	46	219
Restructuring charges	871	3,798	3,103
Investment-related gains/losses	(1,538)	(18)	(3,894)
Loss on sale of asset	—	1,901	—
Impairment of assets and other	1,982	(178)	—
Tax effects	2,256	(13,850)	(2,951)

Non-GAAP net income attributable to Cypress	$69,237	$62,993	$53,486

GAAP net income per share attributable to Cypress—diluted	$0.22	$0.21	$0.18
Stock-based compensation expense	0.13	0.15	0.11
Restructuring charges	0.01	0.02	0.02
Investment-related gains/losses	(0.01)	—	(0.02)
Impairment of assets and other	0.01	—	—
Loss on sale of asset	—	0.01	—
Tax effects	0.01	(0.07)	(0.01)

Non-GAAP net income per share attributable to Cypress—diluted	$0.37	$0.32	$0.28

(a)	Please refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

(b)	Consistent with current presentation, all prior periods have been recast to reflect changes in deferred compensation plan as a Non-GAAP adjustment.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	October 2,		July 3,		October 3,
	2011		2011		2010
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income attributable to Cypress	$39,981	$69,237	$40,823	$62,993	$34,373	$53,486

Weighted-average common shares outstanding (basic)	163,867	163,867	168,723	168,723	158,901	158,901
Effect of dilutive securities:
Stock options, unvested restricted stock and other	19,415	22,131	23,553	27,571	27,817	34,204

Weighted-average common shares outstanding for diluted computation	183,282	185,998	192,276	196,294	186,718	193,105

Net income per share attributable to Cypress – basic	$0.24	$0.42	$0.24	$0.37	$0.22	$0.34
Net income per share attributable to Cypress – diluted	$0.22	$0.37	$0.21	$0.32	$0.18	$0.28

	October 2,	July 3,	October 3,
	2011	2011	2010
Average stock price for the period ended	$18.31	$20.71	$11.19

Common stock outstanding at period end (in thousands)	155,268	171,241	162,954
Includes unvested restricted stock awards of approximately 1.0 million shares at October 2, 2011 and July 3, 2011 and 1.9 million shares at October 3, 2010.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	October 2,	July 3,	October 3,	October 2,	October 3,
	2011	2011	2010	2011	2010
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$106,114	$76,870	$109,405	$218,327	$193,559
Net cash provided by (used in) investing activities	$(9,966)	$46,624	$3,059	$67,369	$(54,635)
Net cash provided by (used in) financing activities	$(317,958)	$37,061	$12,320	$(490,536)	$(68,902)

Other Supplemental Data (Preliminary):
Capital expenditures	$18,207	$34,282	$10,715	$71,798	$37,120
Depreciation	$12,894	$13,493	$12,049	$42,361	$35,457

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investments under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, and (2) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Impairment of assets.

Cypress wrote down the book value of certain assets to its estimated fair value as management determined these assets will be donated, sold or will have no future benefit. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Gains and losses on sales of long-term assets.

Cypress recognizes gains resulting from the sale of certain long-term assets that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Tax effects.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above. Additionally, Cypress also excludes the impact of items that are related to historical activities in nature and not reflective of the ongoing operating results of Cypress.